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Exhibit 99.1

Contacts:	RadView Software Ltd. Christopher Dineen, Chief Financial Officer 781-238-1190 Press: Beth Clark, Marketing Manager 781-238-1133

For Immediate Release

RADVIEW REPORTS SECOND QUARTER 2003 RESULTS
Revenue and Earnings In-Line with Expectations

BURLINGTON, MA—July 24, 2003—RadView Software Ltd. (Nasdaq: RDVW), a premier provider of solutions for verifying the performance, scalability and integrity of business critical Web applications, today reported financial results for the quarter ended June 30, 2003.

Revenues for the second quarter of 2003 were $1.2 million compared to $1.4 million in the second quarter of 2002. The Company recorded a restructuring charge of $245,000 as a result of a 27% reduction in its workforce during the second quarter of 2003. The Company's net loss for the second quarter of 2003 was $1.4 million, or $0.08 per share, compared to a net loss of $1.6 million, or $0.10 per share, in the second quarter of 2002.

"The results of the second quarter of 2003 have met our expectations," commented Ilan Kinreich, President and CEO of RadView. "We continued to make progress towards our goal of profitability by reducing operating expenses, while still delivering on our revenue target for the quarter."

Ilan Kinreich continued, "The second quarter was very significant from a product delivery standpoint. We announced the release of major upgrades to our core products, WebLOAD and WebFT, and enhanced our testing platform with the release of WebLOAD Analyzer, a solution for use in identifying the root-cause of performance problems within Web applications. With the anticipated increase in revenues from our new products, we expect to move closer to profitability."

Revenues for the first six months of 2003 were $2.4 million compared to $3.0 million in the first six months of 2002. The Company's net loss for the first six months of 2003 was $2.9 million, or $0.18 per share, compared to a net loss of $3.6 million, or $0.22 per share, in the first six months of 2002.

Conference Call

Ilan Kinreich, President and Chief Executive Officer, and Christopher Dineen, Chief Financial Officer, will host a conference call to discuss this announcement on Thursday, July 24, 2003 at 5:00 p.m. Eastern time. The live broadcast and replay of the call will be available over the Internet at www.radview.com.

About RadView Software Ltd.

        RadView(tm) Software Ltd. (Nasdaq: RDVW) is a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications. Deployed at over 1,300 customers worldwide from major industries such as financial services, retail, manufacturing, education and technology, RadView's award-winning products enable customers to reduce costs while improving the quality of its Web applications throughout the development lifecycle. Corporate offices are located in Burlington, MA. For more information visit www.radview.com or call 1-888-RADVIEW.

—Tables to follow—

RADVIEW SOFTWARE LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Software licenses	$622	$801	$1,289	$1,779
Service	589	617	1,142	1,213

Total Revenues	1,211	1,418	2,431	2,992

Cost of Sales:
Software licenses	15	12	35	25
Service	111	159	230	319

Total Cost of Sales	126	171	265	344

Gross Profit	1,085	1,247	2,166	2,648

Operating Expenses:
Sales and marketing	1,040	1,378	2,270	2,816
Research and development	650	851	1,500	1,715
General and administrative	406	482	843	1,102
Stock-based compensation	103	129	214	279
Restructuring charges	245	131	245	465

Total Operating Expenses	2,444	2,971	5,072	6,377

Operating loss	(1,359)	(1,724)	(2,906)	(3,729)
Interest income, net	10	34	24	69
Other income (expense)	(46)	53	(54)	78

Net loss	$(1,395)	$(1,637)	$(2,936)	$(3,582)

Net loss per share—Basic and diluted	$(0.08)	$(0.10)	$(0.18)	$(0.22)

Weighted average number of shares used in computing basic and diluted net loss per share	16,478	16,459	16,474	16,452

RADVIEW SOFTWARE LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$5,012	$7,566
Accounts receivable, net	886	1,026
Prepaid and other current assets	384	506

Total current assets	6,282	9,098

Property and Equipment, net	535	826
Other Assets	586	683

Total Assets	$7,403	$10,607

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$395	$358
Accrued expenses	1,072	1,503
Restructuring reserve, current	377	271
Deferred revenue	1,173	1,051

Total current liabilities	3,017	3,183

Long-term Liabilities:
Restructuring reserve, less current portion	223	341
Accrued severance	570	772

Total long-term liabilities	793	1,113

Total Liabilities	3,810	4,296

Shareholders' Equity:
Ordinary shares	42	42
Treasury shares, at cost	(100)	(100)
Additional paid-in capital	54,842	54,888
Deferred compensation	(272)	(536)
Accumulated deficit	(50,919)	(47,983)

Total Shareholders' Equity	3,593	6,311

Total Liabilities and Shareholders' Equity	$7,403	$10,607

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RADVIEW REPORTS SECOND QUARTER 2003 RESULTS Revenue and Earnings In-Line with Expectations
RADVIEW SOFTWARE LTD. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
RADVIEW SOFTWARE LTD. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)